Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Abengoa Yield plc on Form F-3 of our report dated February 23, 2015, relating to the consolidated financial statements of Abengoa Yield plc (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the basis of preparation of the combined financial statements as of December 31, 2013. These combined financial statements were prepared as a combination of the historical accounts of companies that composed the Abengoa Concessions Businesses (which is the accounting predecessor of Abengoa Yield plc) that include expense allocations for certain corporate functions historically provided by Abengoa, S.A. This expense allocation may not be reflective of the actual expense which would have been incurred had the Abengoa Concessions Businesses operated as a separate entity apart from Abengoa, S.A.) appearing in the Annual Report on Form 20-F of Abengoa Yield plc for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Deloitte, S. L.

Seville, Spain

July 1, 2015